Sub-Item 77I. Terms of New or Amended Securities

Terms of New or Amended Securities

DREYFUS NEW JERSEY MUNICIPAL BOND FUND, INC.

 (the “Fund”)

               At a meeting held on March 4-5, 2013, the Board of Directors of the Fund approved a proposal to modify the existing front-end sales load waivers applicable to Class A shares of the Fund.  These changes, which became effective on April 1, 2013, were reflected in a 497(e) filing with the Securities and Exchange Commission (the “SEC”) on March 6, 2013 and subsequently in Post-Effective Amendment No. 46 to the Fund’s Registration Statement on Form N-1A, filed with the SEC on April 26, 2013.